Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FLEX PHARMA, INC.

(Pursuant to Section 242 of the General Corporation Law

of the State of Delaware)

The undersigned officer of Flex Pharma, Inc., a corporation organized and existing under and by virtue of the provision of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is FLEX PHARMA, INC., and that this corporation was originally incorporated pursuant to the General Corporation Law on February 26, 2014, under the name FLEX PHARMA, INC., and an Amended and Restated Certificate of Incorporation was filed on March 20, 2014, and an Amended and Restated Certificate of Incorporation was filed on April 10, 2014, an Amended and Restated Certificate of Incorporation was filed on July 23, 2014 (the “Amended and Restated Certificate of Incorporation”), a Certificate of Amendment to Amended and Restated Certificate of Incorporation was filed on September 9, 2014, and a Certificate of Amendment to Amended and Restated Certificate of Incorporation was filed on September 23, 2014.

2.                                      That the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation, as amended, is hereby restated in its entirety to read as follows:

“FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 61,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 30,500,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

3.                                      That the first paragraph of Part B of Article FOURTH of the Amended and Restated Certificate of Incorporation, as amended, is hereby restated in its entirety as follows:

“Sixteen million (16,000,000) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” and 14,500,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.”

4.                                      That the foregoing amendment to the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized office of this corporation on this 10th day of October, 2014.

By:	/s/ Christoph Westphal
Name: Christoph Westphal
Title: President